Exhibit 99.1

RADIATION THERAPY SERVICES, INC.

PRESS RELEASE

Contacts: Dave Koeninger Chief Financial Officer Radiation Therapy Services, Inc. 239-931-7282 dkoeninger@rtsx.com	Investors/Media: Nick Laudico/Jason Rando The Ruth Group 646-536-7030/7025 nlaudico@theruthgroup.com jrando@theruthgroup.com

Radiation Therapy Services Appoints Chief Operating Officer

- Veteran of Healthcare Industry Strengthens Executive Management Team -

Fort Myers, FL, March 3, 2006— Radiation Therapy Services, Inc. (Nasdaq: RTSX), a leading operator of radiation therapy centers, announced today it has appointed Patricia Gondolfo to the newly created position of Chief Operating Officer effective immediately. Ms. Gondolfo brings 18 years of healthcare industry operational and financial experience. She will be responsible for day-to-day operations of the Company and focus on strategic, tactical and overall operations management.

Prior to joining Radiation Therapy, Ms. Gondolfo was Chief Financial Officer of Mount Kisco Medical Group, a large multi-specialty physician group in New York, a position she held since 1997. During her eight-year tenure as CFO, she planned and executed the group’s growth strategy with its executive management team and was responsible for physician and facility reimbursement contracts, the development and execution of satellite office expansion plans, physician practice acquisitions and joint ventures with local hospitals.

Prior to 1997, Ms. Gondolfo held a number of senior operational and financial management positions at a large university hospital and academic medical center in New York. She holds a bachelor’s degree and a master’s degree in public health from Columbia University.

Dr. Daniel Dosoretz, President and Chief Executive Officer, said, “Trish Gondolfo adds a tremendous asset to our Company and we look forward to the immediate impact she will have on the operations of the Company. Her extensive knowledge of the healthcare industry and her breadth of experience in operations management, efficiency improvements and business development will benefit the entire organization. She will work closely with the entire executive management team and will report directly to me.”

About Radiation Therapy Services

Radiation Therapy Services, Inc., which operates radiation treatment centers primarily under the name 21st Century Oncology, is a provider of radiation therapy services to cancer patients. The Company’s 69 treatment centers are clustered into 22 local markets in 14 states, including Alabama, Arizona, California, Delaware, Florida, Kentucky, Maryland, Massachusetts, Nevada, New Jersey, New York, North Carolina, Rhode Island and West Virginia. The Company is headquartered in Fort Myers, Florida. More information about the Company can be found at its Web site www.rtsx.com. RTSXG

This release may contain forward-looking statements about the Company’s future plans, expectations and objectives. Words such as “may,” “will,” “expect,” “intend,” “anticipate,” “plan,” “believe,” “seek,” “could” and “estimate” and variations of these words and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements including, but not limited to those risk factors described in the “Risk Factors” section and other information in the Company’s most recently filed quarterly report on Form 10-Q and annual report on Form 10-K, as well as the Company’s other filings with the Securities and Exchange Commission which are available on the SEC’s website at www.sec.gov. Readers of this release are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this release.

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